FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
October 4, 2005                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

          FX Energy Signs Contract for Wilga-2 Pipeline and Facilities

Salt Lake City, October 4, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced that a contract has been signed with PBG S.A., a Poland based construction company for the development of the Wilga-2 gas well in Poland. The contract calls for the construction of surface facilities, a 17 kilometer pipeline and connection to the PGNIG S.A., transmission system. Completion of the project is expected in July 2006.

The Wilga-2 well was drilled in 2000 and has proved reserves of 6 bcf and 250,000 barrels of condensate. The well is expected to produce at a rate of 4 mcf of gas and 230 barrels of condensate per day. FX Energy is the operator of the well and owns an 82% interest. The Polish Oil and Gas Company (POGC) owns 18%.

The Company also reported that the Sroda-5 well that began drilling on September 12, 2005, is drilling ahead at a current depth of approximately 1,600 meters. The well is expected to test a Rotliegend sandstone target at a depth of approximately 3,600 meters.

The Lugi-1 well in the Company's Fences I project area has a rig on location and should begin drilling later this week. POGC is the operator of the Lugi-1 well and owns a 51% interest. FX Energy owns 49%.

About FX Energy
---------------
FX Energy, Inc., is a successful, technology-driven E&P company, with a huge land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.